Exhibit 1.1

Oculis Holding AG

Ordinary Shares

(CHF 0.01 nominal value per share)

AMENDMENT NO. 1 TO AMENDED AND RESTATED SALES AGREEMENT

November 3, 2026

LEERINK PARTNERS LLC

1301 Avenue of the Americas, 5th Floor

New York, New York 10019

Ladies and Gentlemen:

Oculis Holding AG, a stock corporation (Aktiengesellschaft) incorporated and existing under the laws of Switzerland (the “Company”), and Leerink Partners LLC (the “Agent”) are parties to that certain Amended and Restated Sales Agreement dated March 4, 2026 (the “Original Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Agreement. The Company and the Agent desire to amend the Original Agreement as set forth in this Amendment No. 1 thereto (this “Amendment”) to increase the amount that the Company may sell under the Original Agreement as follows:

1.
The first sentence of Section 1 is hereby amended and restated in its entirety to read as follows:

Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent ordinary shares, CHF 0.01 nominal value per share, of the Company (the “Ordinary Shares”), subject to the limitations set forth in Section 5(c) (the “Placement Shares”) having an aggregate offering price the lesser of: (i) the number or dollar amount of Ordinary Shares registered pursuant to, and available for offer and sale under, the Registration Statement pursuant to which the offering of Placement Shares is being made, (ii) the number of authorized but unissued Ordinary Shares of the Company (less any Ordinary Shares issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), (iii) the number or dollar amount of Ordinary Shares permitted to be offered and sold by the Company under Form F-3 (including General Instruction I.B.5. thereof, if such instruction is applicable), (iv) the number or dollar amount of Ordinary Shares held in treasury by the Company and/or any of its subsidiaries and that the Company’s board of directors (the “Board”) or a duly authorized committee thereof or authorized executive officers of the Company are authorized to issue and sell from time to time, and notified to the Agent in writing, or (v) the dollar amount of Ordinary Shares for which the Company has filed the Prospectus Supplement (defined below) (the Maximum Amount).”

2.
The first sentence of Section 5(c) is hereby amended and restated in its entirety to read as follows:

Limitations on Offering Size. Under no circumstances shall the Company cause or request the offer or sale of any Placement Shares if, after giving effect to the sale of such Placement Shares, the aggregate number or gross sales proceeds of Placement Shares sold pursuant to this Agreement would exceed the Maximum Amount.

3.
All references in the Original Agreement (including the exhibits and schedules thereto) to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement except in the case of the first paragraph of Section 6, where the reference to the “date of this Agreement” shall refer to each of the date of the Original Agreement and the date of this Amendment.

4.
Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

5.
The Original Agreement, as amended by this Amendment (including all schedules (as amended pursuant to the Original Agreement) and exhibits attached to the Original Agreement and Placement Notices issued pursuant to the Original Agreement, as amended by this Amendment) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. No implied waiver by a party shall arise in the absence of a waiver in writing signed by such party. No failure or delay in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

6.
THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or electronic transmission. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal Electronic Signatures in Global and National Commerce Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding agreement between the Company and the Agent.

Very truly yours,

OCULIS HOLDING AG

By: /s/ Riad Sherif

Name: Riad Sherif

Title: Chief Executive Officer

By: /s/ Sylvia Cheung

Name: Sylvia Cheung

Title: Chief Financial Officer

ACCEPTED as of the date

first-above written:

LEERINK PARTNERS LLC

By: /s/ Peter M. Fry

Name: Peter M. Fry

Title: Senior Managing Director